Exhibit 12.1

Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends

(In thousands, except ratios)

	Six Months Ended June 30,				Years Ended December 31,
	2009		2008		2008		2007	2006	2005		2004
Earnings
Pre-tax (loss) income	$(1,647,096)		$(239,205)		$(533,005)		$86,035	$189,098	$(25,697)		$9,246
Fixed charges	115,615		66,399		156,713		133,474	89,086	25,795		3,269

Total earnings	$(1,531,481)		$(172,806)		$(376,292)		$219,509	$278,184	$98		$12,515

Fixed charges
Interest expense and amortization of finance costs	$114,814		$65,768		$155,361		$132,264	$88,414	$25,551		$3,178
Rental expense representative of interest factor	801		631		1,352		1,210	672	244		91

Total fixed charges	$115,615		$66,399		$156,713		$133,474	$89,086	$25,795		$3,269

Ratio of earnings to fixed charges	—	(1)	—	(2)	—	(3)	1.6	3.1	—	(4)	3.8

Total fixed charges	$115,615		$66,399		$156,713		$133,474	$89,086	$25,795		$3,269
Pre-tax preferred dividend requirements	—		—		—		—	352	680		507

Total fixed charges plus preference dividends	$115,615		$66,399		$156,713		$133,474	$89,438	$26,475		$3,776

Ratio of earnings to combined fixed charges and preference dividends	—	(1)	—	(2)	—	(3)	1.6	3.1	—	(5)	3.3

(1)	Due to the Company’s loss for the six months ended June 30, 2009, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $1.6 billion to achieve a coverage ratio of 1:1.

(2)	Due to the Company’s loss for the six months ended June 30, 2008, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $239.2 million to achieve a coverage ratio of 1:1.

(3)	Due to the Company’s loss in 2008, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $533.0 million to achieve a coverage ratio of 1:1.

(4)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $25.7 million to achieve a coverage ratio of 1:1.

(5)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company would have had to generate additional earnings of $26.4 million to achieve a coverage ratio of 1:1.